Luby's Reports Fourth Quarter Fiscal 2010 Results

HOUSTON, Oct. 28 /PRNewswire-FirstCall/ -- Luby's, Inc. (NYSE: LUB) ("Luby's") today announced its unaudited financial results for the fourth quarter fiscal 2010, a sixteen-week period, which ended on August 25, 2010.  As a result of the Company's Cash Flow Improvement and Capital Redeployment Plan ("2010 Business Plan") announced on October 15, 2009, which contemplated the closure of 25 underperforming stores, the entire fiscal activity of those stores actually closed and not redeployed for other uses has been reclassified in discontinued operations for current and prior periods. On July 26, 2010, the Company completed the purchase of substantially all of the assets of Fuddruckers, Inc., Magic Brands, LLC and certain of their affiliates which included 56 Fuddruckers and 3 Koo Koo Roo restaurants (collectively, "Fuddruckers") and began incorporating the financial results for its acquired operations on that date. The fourth quarter fiscal 2010 results included only thirty-one days of activity for Fuddruckers.  As a result of purchasing Fuddruckers, Luby's, Inc. became a multi-brand restaurant company with a national footprint. Our reported Restaurant Sales will include sales from Luby's and Fuddruckers restaurant locations.

Fourth Quarter Review

  Restaurant sales were $76.8 million, an increase of $5.8 million compared to the same quarter last year. The increase is due to the one-month contribution of the company-owned Fuddruckers locations, partially offset by a $0.4 million decline in restaurant sales at continuing Luby's locations.  Same-store sales, from a total of 96 Luby's restaurants, decreased approximately 0.5% compared to the same quarter last year. During the fiscal 2010 fourth quarter, year-over-year customer traffic improved as Luby's guests responded favorably to local market promotions, opening for breakfast at certain locations and limited time offers. The increase in year-over-year customer traffic was offset by a 3.5% decline in average customer spending, resulting from lower prices on menu items and increased promotional activity.
  Revenue from Culinary Contract Services rose 6.2% to $4.2 million in the fourth quarter fiscal 2010 compared to $4.0 million generated in the fourth quarter fiscal 2009. Culinary Contract Services operated 18 facilities as of August 25, 2010 versus 15 facilities at the end of the fourth fiscal quarter last year.
  Store level profit, defined as restaurant sales at Luby's cafeterias and Fuddruckers company-owned locations less food costs, payroll and related costs, and other operating expenses, was $10.2 million in the fourth quarter of fiscal 2010, or 13.3% of restaurant sales, compared to $5.4 million in the fourth quarter of fiscal 2009, or 7.5% of restaurant sales. The store level profit improvement as a percentage of sales reflects positive contributions through promotional menu offerings, which drove improved year-over-year sales. In addition, cost reductions associated with improved labor deployment, reduced utility costs, and lower advertising expense contributed to this improvement over last year.
  In the fourth quarter fiscal 2010, Luby’s reported income from continuing operations of $1.1 million, or $0.04 per share, compared to a loss of $13.3 million in the same quarter last year, or $0.47 per share.  Income from continuing operations in the fourth quarter fiscal 2010 included (1) $1.4 million after-tax gain from auction rate securities that were redeemed at par value during the 2010 fourth quarter, (2) a decrease in the tax valuation allowance of $2.4 million, (3) $2.0 million in after-tax expenses associated with an accrual for a pending legal settlement and costs associated with the acquisition of Fuddruckers, and (4) $0.2 million after-tax non-cash asset impairment charge. Last year’s results included (1) $4.1 million after-tax non-cash asset impairment charge, and (2) a non-cash charge of $5.1 million related to a valuation allowance established on the Company’s deferred tax assets, and (3) $0.1 million after-tax decrease in fair market value of investments.. The table below reflects the impact of these special items.

Table 1: Reconciliation of income/(loss) from continuing operations, to income/(loss) from continuing operations, before special items (1):
	Q4 FY10		Q4 FY09
Item	Amount ($000s)	Per Share ($)	Amount ($000s)	Per Share ($)
Income/(Loss) from Continuing Operations	$ 1,142	$ 0.04	$ (13,333)	$ (0.47)
Asset charges, net	192	0.01	4,114	0.15
Tax valuation allowance increase / (decrease)	(2,359)	(0.08)	5,100	0.18
(Gain)/decrease in fair market value of Investments	(1,369)	(0.05)	134	0.00
Pending settlement accrual and Fuddruckers acquisition expenses	1,997	0.07	-	-
Loss from Continuing Operations, before special items	$ (397)	$ (0.01)	$ (3,985)	$ (0.14)

(1) The company believes excluding special items from its financial results provides investors with a clearer perspective of the Company's ongoing operatin g performance and a more relevant comparison to prior period.

Table 2: Restaurant Sales (In thousands)
Restaurant Sales	Q4 2010 16 weeks Ending 8/25/2010	Q4 2009 16 weeks Ending 8/26/2009	Amount	%
Luby's Cafeterias (96 stores)	$ 69,144	$ 69,517	$ (373)	(0.5)%
Previously Closed (1)		1,471	(1,471)
Luby's Concept	69,144	70,988	(1,844)	(2.6)%

Fuddruckers and Koo Koo Roo	7,642	—	7,642

Restaurant Sales	$ 76,786	$ 70,988	$ 5,798	8.2%

(1) Stores not included in 2010 Business Plan and reported in continuing operations.

Table 3: Fiscal Year 2010 Same Store Sales by Quarter
	Q1FY10	Q2FY10	Q3FY10	Q4FY10	YTD
	Nov. 18, 2010	Feb. 10, 2010	May 5, 2010	Aug. 25, 2010
Same-Store Sales (95 or 96 stores):	(13.3%)	(12.5%)	(4.8%)*	(0.5%)*	(7.4%)

* 95 stores in Q1FY10 and Q2 FY10; 96 Stores in Q3FY10 and Q4FY10

Note: Fuddruckers locations will not meet the Company's same store sales definition until after 18 consecutive accounting periods; thus are not included in the results reported above.

Chris Pappas, President and CEO, made the following remarks: "Our local marketing initiatives are showing results, as demonstrated by our positive trend in customer traffic. Each restaurant is creating limited time offers specific to their trade area and our customers are responding. They are also reacting positively to our new breakfast offering. During the quarter we ramped up the locations serving breakfast from thirty-two locations at the beginning of the quarter to forty-eight by the end of the quarter. All of these promotions have not only increased customer frequency; they have reduced advertising and marketing expenses."

"During the fourth quarter we completed the Fuddruckers acquisition. We would like to welcome aboard our new franchise partners and all of our team members at our newly acquired company operated locations. We are very excited and look forward to growing our new restaurant brands together. Since the date of acquisition, we've been developing and executing plans to enhance food quality and service levels.

In concluding his remarks, Pappas said, "Although we took on debt to complete the Fuddruckers acquisition, our balance sheet is still strong. We ended our 2010 fiscal year with shareholder equity of $161.4 million, $41.5 million in debt, $19.5 million in property held for sale, $2.3 million in cash and $9.9 million in availability under our credit facility."

Operating Expense Review

Food costs rose approximately $1.5 million in the fourth quarter fiscal 2010 compared to the same quarter last year, due primarily to an increase in sales volume from the contribution of Fuddruckers. Food costs as a percentage of restaurant sales declined to 28.2% in the fourth quarter fiscal 2010 from 28.4% in the comparable quarter last year as Luby's benefited from enhanced purchasing programs and store level planning initiatives.

Payroll and related costs in the fourth quarter fiscal 2010 were $27.1 million, the same as in last year's comparable quarter. As a percentage of restaurant sales, payroll and related costs improved to 35.3% in the fourth quarter fiscal 2010 from 38.2% in the same quarter last year primarily due to improved deployment of management and crew labor.

Other operating expenses primarily include restaurant-related expenses for utilities, repairs and maintenance, advertising, insurance, supplies, services, and occupancy costs. Other operating expenses decreased by approximately $0.5 million compared to the same quarter last year, due primarily to a $1.0 million reduction in marketing and advertising expense, a $0.4 million decline in utilities expense and a $0.3 million reduction in services, offset by a $0.9 million increase in occupancy costs associated with the assumption of Fuddruckers leases and a $0.4 million rise in repairs and maintenance. As a percentage of restaurant sales, other operating expenses improved to 23.3% compared to 25.8% in the same quarter last year.

Depreciation and amortization expense declined approximately $0.2 million in the fourth quarter fiscal 2010 compared to the same quarter last year, due to a lower depreciable asset base, partially offset by the additional Fuddruckers assets depreciable for approximately one-fourth of the quarter.

General and administrative expenses include corporate salaries and benefits-related costs, including restaurant area leaders, share-based compensation, professional fees, travel and recruiting expenses and other office expenses.  General and administrative expenses rose by approximately $2.8 million in the fourth quarter of fiscal 2010 compared to the same quarter last year primarily due to an accrual for a pending legal settlement and costs associated with the acquisition of Fuddruckers.

Fiscal Year Review

  Total sales declined 5.9% to $244.9 million in the 2010 fiscal year, compared to $260.4 million in fiscal 2009. The $16.9 million decline in restaurant sales included a $24.5 million decline in Luby's restaurant sales, partially offset by the addition of $7.6 million in sales from Fuddruckers.
  Same-store sales declined 7.4%.
  Luby's Culinary Contract Services business, included in total sales, generated $13.7 million in sales during fiscal 2010 compared to $13.0 million in sales during fiscal 2009, a 5.8% increase.
  Loss from continuing operations was $0.7 million in fiscal 2010, compared to a loss of $14.1 million in fiscal 2009.
  Store level profit as a percentage of restaurant sales increased to 14.2% in fiscal 2010 compared to 13.0% in fiscal 2009.

Table 4: Reconciliation of income (loss) from continuing operations, before special items (1) FY 10 and FY 09; $ Thousands and $ per diluted share after-tax
Item	FY10		FY09
	Amount ($000s)	Per Share	Amount ($000s)	Per Share
Income (Loss) from Continuing Operations	$ (662)	$ (0.02)	$ (14,109)	$ (0.50)
Asset charges, net	(421)	(0.01)	3,796	0.14
Tax valuation allowance increase / (decrease)	(1,961)	(0.07)	5,100	0.18
(Gain) / decrease in fair market value of Investments	(1,080)	(0.03)	658	0.02
Pending settlement accrual and Fuddruckers acquisition expenses	2,761	0.10	—	—
Income from Continuing Operations before Special Items	$ (1,363)	$ (0.03)	$ (4,555)	$ (0.16)

(1) The Company believes excluding special items from its financial results provides investors with a clearer perspective of the company's ongoing operating performance and a more relevant comparison to prior period results.

Outlook

The Company remains cautious regarding the outlook for a comprehensive economic recovery.  It continues to anticipate that any improvement in restaurant sales will lag behind the broader economic recovery. The Company's Fiscal Year 2011 profitability is contingent on same store sales growth as well as cost leverage as a result of higher sales. Fuddruckers is expected to be accretive to Luby's overall profitability.

Conference Call

The Company will host a conference call today at 4:00 p.m., Central Time, to discuss further its 2010 fiscal fourth quarter results. To access the call live, dial (480) 629-9031 and ask for the Luby's conference call at least 10 minutes prior to the start time, or listen live over the Internet by visiting the events page in the investor relations section of www.lubys.com.  For those who cannot listen to the live call, a telephonic replay will be available through November 2, 2010 and may be accessed by calling (303) 590-3030 and using the pass code 4373076#. Also, an archive of the webcast will be available after the call for a period of 90 days on the "Investors" section of the Company's website.

About Luby's

Luby's, Inc. operates restaurants under the brands Luby's, Fuddruckers and Koo Koo Roo.  Its 96 Luby's restaurants are located throughout Texas and other states.  Its Fuddruckers restaurants include 56 company-operated locations and 130 franchises across the United States (including Puerto Rico) and Canada.  Its Koo Koo Roo restaurants include three locations in southern California. Luby's Culinary Services provides food service management to 18 sites consisting of healthcare, higher education and corporate dining locations.

This press release contains statements that are "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.  All statements contained in this press release, other than statements of historical fact, are "forward-looking statements" for purposes of these provisions, including the statements under the caption "Outlook" and any other statements regarding scheduled closures of units, sales of assets, expected proceeds from the sale of assets, expected levels of capital expenditures, anticipated financial results in future periods and expectations of industry conditions.

The Company cautions readers that various factors could cause its actual financial and operational results to differ materially from those indicated by forward-looking statements made from time to time in news releases, reports, proxy statements, registration statements, and other written communications, as well as oral statements made from time to time by representatives of the Company.  The following factors, as well as any other cautionary language included in this press release, provide examples of risks, uncertainties and events that may cause the Company's actual results to differ materially from the expectations the Company describes in its "forward-looking statements": general business and economic conditions; the impact of competition; our operating initiatives; fluctuations in the costs of commodities, including beef, poultry, seafood, dairy, cheese and produce; increases in utility costs, including the costs of natural gas and other energy supplies; changes in the availability and cost of labor; the seasonality of the Company's business; changes in governmental regulations, including changes in minimum wages; the effects of inflation; the availability of credit; unfavorable publicity relating to operations, including publicity concerning food quality, illness or other health concerns or labor relations; the continued service of key management personnel; and other risks and uncertainties disclosed in the Company's annual reports on Form 10-K and quarterly reports on Form 10-Q.

For additional information contact:

DRG&L / 713-529-6600
Ken Dennard / Sheila Stuewe
Investor Relations

Consolidated Statements of Operations (In thousands except per share data)

	Quarter Ended		Year Ended
	August 25, 2010	August 26, 2009	August 25, 2010	August 26, 2009
	(112 days)	(112 days)	(364 days)	(364 days)
	(Unaudited)	(Unaudited)	(Unaudited)
SALES:
Restaurant sales	$ 76,742	$ 70,988	$ 230,516	$ 247,454
Culinary contract services	4,214	3,969	13,728	12,970
Franchise revenue	645	—	645	—
Vending revenue	44	—	44	—
TOTAL SALES	81,645	74,957	244,933	260,424
COSTS AND EXPENSES:
Cost of food	21,627	20,174	63,535	68,412
Payroll and related costs	27,103	27,137	82,912	89,982
Other operating expenses	17,862	18,317	51,332	57,000
Opening costs	41	42	224	168
Cost of culinary contract services	3,803	3,540	12,464	11,747
Depreciation and amortization	4,754	4,976	15,238	16,170
General and administrative expenses	9,854	7,021	25,503	24,724
Provision for asset impairments, net	250	6,434	282	6,667
Net (gain) loss on disposition of property and equipment	41	(201)	(920)	(916)
Total costs and expenses	85,335	87,440	250,570	273,954
LOSS FROM OPERATIONS	(3,690)	(12,483)	(5,637)	(13,530)
Interest income	16	19	39	200
Interest expense	(340)	(181)	(640)	(389)
Impairment (increase) decrease in fair value of investments	2,074	(203)	1,636	(997)
Other income, net	224	315	842	1,069
Loss before income taxes and discontinued operations	(1,716)	(12,533)	(3,760)	(13,647)
Provision (benefit) for income taxes	(2,858)	800	(3,098)	462
Income (loss) from continuing operations	1,142	(13,333)	(662)	(14,109)
Loss from discontinued operations, net of income taxes	(626)	(9,986)	(2,231)	(12,309)
NET INCOME (LOSS)	$ 516	$ (23,319)	$ (2,893)	$ (26,418)
Income (loss) per share from continuing operations:
Basic	$ 0.04	$ (0.47)	$ (0.02)	$ (0.50)
Assuming dilution	0.04	(0.47)	(0.02)	(0.50)
Loss per share from discontinued operations:
Basic	$ (0.02)	$ (0.36)	$ (0.08)	$ (0.44)
Assuming dilution	(0.02)	(0.36)	(0.08)	(0.44)
Net income (loss) per share:
Basic	$ 0.02	$ (0.83)	$ (0.10)	$ (0.94)
Assuming dilution	$ 0.02	$ (0.83)	$ (0.10)	(0.94)
Weighted average shares outstanding:
Basic	28,145	28,099	28,129	28,084
Assuming dilution	28,152	28,099	28,129	28,084

The following table contains information derived from the Company's Consolidated Statements of Operations expressed as a percentage of sales.  Percentages may not add due to rounding.

	Quarter Ended		Year Ended
	August 25,	August 26,	August 25,	August 26,
	2010	2009	2010	2009
	(112 days)	(112 days)	(364 days)	(364 days)
	(Unaudited)	(Unaudited)	(Unaudited)

Restaurant sales	93.9%	94.7%	94.1%	95.6%
Culinary contract services	5.2%	5.3%	5.6%	4.4%
Franchise revenue	0.1%	—%	—%	—%
Vending revenue	0.8%	—%	0.3%	—%
TOTAL SALES	100%	100%	100%	100%

COSTS AND EXPENSES:
(As a percentage of restaurant sales)
Cost of food	28.2%	28.4%	27.6%	27.6%
Payroll and related costs	35.3%	38.2%	36.0%	36.4%
Other operating expenses	23.3%	25.8%	22.3%	23.0%
Store level profit	13.3%	7.5%	14.2%	13.0%

(As a percentage of total sales)
General and administrative expenses	12.1%	9.4%	10.4%	9.5%
LOSS FROM OPERATIONS	(4.5)%	(16.7)%	(2.3)%	(5.2)%

Consolidated Balance Sheet s (In thousands)

	August 25, 2010	August 26, 2009
	(In thousands, except share data)
	(Unaudited)
ASSETS
Current Assets:
Cash and cash equivalents	$ 2,300	$ 882
Trade accounts and other receivables, net	2,213	1,463
Food and supply inventories	3,097	2,801
Prepaid expenses	1,041	655
Assets related to discontinued operations	78	391
Deferred income taxes	431	192
Total current assets	9,160	6,384
Property and equipment, net	172,040	150,350
Intangible assets, net	29,292	—
Goodwill	195	—
Long-term investments	—	6,903
Deferred incomes taxes	9,672	5,082
Property held for sale	1,828	3,858
Assets related to discontinued operations	18,419	21,694
Other assets	1,737	241
Total assets	$ 242,343	$ 194,512
LIABILITIES AND SHAREHOLDERS' EQUITY
Current Liabilities:
Accounts payable	$ 12,514	$ 11,541
Liabilities related to discontinued operations	924	1,888
Accrued expenses and other liabilities	19,007	14,045
Total current liabilities	32,445	27,474
Credit facility debt	41,500	—
Liabilities related to discontinued operations	940	382
Other liabilities	6,097	3,524
Total liabilities	80,982	31,380
Commitments and Contingencies
SHAREHOLDERS' EQUITY
Common stock, $0.32 par value; 100,000,000 shares authorized; Shares issued were 28,564,024 and 28,494,511, respectively; Shares outstanding were 28,064,024 and 27,954.511, respectively	9,140	9,118
Paid-in capital	23,089	21,989
Retained earnings	133,907	136,800
Less cost of treasury stock, 500,000 shares	(4,775)	(4,775)
Total shareholders' equity	161,361	163,132
Total liabilities and shareholders' equity	$ 242,343	$ 194,512

Consolidated Statements of Cash Flows (In thousands)

	Year Ended
	August 25, 2010	August 26, 2009
	(364 days)	(364 days)
	(Unaudited)
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income (loss)	$ (2,893)	$ (26,418)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Provision for asset impairments, net of gains/losses on property sales	(1,864)	18,996
Depreciation and amortization	15,488	18,918
(Gain) impairment of investments	(1,636)	997
Amortization of debt issuance cost	(121)	160
Non-cash compensation expense	258	263
Share-based compensation expense	955	1,338
Tax benefit on stock option expense	90	—
Deferred tax benefit	(4,672)	(6,346)
Cash provided by operating activities before changes in operating assets and liabilities	5,605	7,908
Changes in operating assets and liabilities:
(Increase) decrease in trade accounts and other receivables, net	(135)	1,889
(Increase) decrease in food and supply inventories	411	17
(Increase) decrease in prepaid expenses and other assets	(316)	862
Increase (decrease) in accounts payable, accrued expenses and other liabilities	3,535	(5,916)
Net cash provided by operating activities	9,100	4,760
CASH FLOWS FROM INVESTING ACTIVITIES:
Proceeds from redemption or maturity of long-term investments	8,539	625
Acquisition of Fuddruckers	(63,064)	—
Proceeds from disposal of assets, insurance proceeds and property held for sale	9,393	3,307
Purchases of property and equipment	(3,580)	(12,348)
Net cash used in investing activities	(48,712)	(8,416)
CASH FLOWS FROM FINANCING ACTIVITIES:
Credit facility borrowings	122,100	24,800
Credit facility repayments	(80,600)	(24,800)
Debt issuance costs	(379)	(28)
Tax benefit on stock option expense	90	—
Net cash provided by (used in) financing activities	41,031	(28)
Net increase (decrease) in cash and cash equivalents	1,419	(3,684)
Cash and cash equivalents at beginning of year	882	4,566
Cash and cash equivalents at end of year	$ 2,301	$ 882

CONTACT:  Investor Relations, Ken Dennard or Sheila Stuewe, both of DRG&L, +1-713-529-6600, for Luby's, Inc.